UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2018

NorthStar Realty Europe Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-37597 (Commission File Number)	32-0468861 (I.R.S. Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously announced, on November 6, 2018, Symbol I - T S.à r.l., Symbol II - T S.à r.l., Symbol III - T S.à r.l., Symbol IV - T S.à r.l., Symbol Holdco C-T S.à r.l., and Symbol V - T S.à r.l., each indirect subsidiaries of NorthStar Realty Europe Corp. (the “Company”) entered into a definitive Share Sale and Purchase Agreement with Platin 1680. GmbH and Luxembourg Investment Company 271 S.à r.l. (the “Purchasers”) with respect to the sale of the Company’s Trianon Tower property located at Mainzer Landstraße 16, Frankfurt, Germany, for a gross sales price of approximately $758 million (based on the December 12, 2018 applicable exchange rate) (the “Trianon Sale”). On December 12, 2018, the Company completed the sale of Trianon Tower and received net proceeds of approximately $360 million (based on the December 12, 2018 applicable exchange rate), after repayment of mortgage financing and payment of transaction costs. Simultaneously with the completion of the closing, the Company prepaid and terminated the mortgage financing of $375 million (based on the December 12, 2018 applicable exchange rate), including the prepayment penalties, secured by the Trianon Tower (the “Mortgage Loan”) that was made pursuant to the Amendment and Restatement Agreement, dated as of July 20, 2015, to the Loan Agreement of September 25, 2014, between Geschäftshaus am Gendarmenmarkt GmbH, as borrower, and Landesbank Hessen-Thüringen Girozentrale, as lender, as amended by that certain Second Amendment Agreement, dated June 21, 2016, by and among Geschäftshaus am Gendarmenmarkt GmbH and GMS Gebäudemanagement und Service GmbH as the security providers and Landesbank Hessen-Thüringen Girozentrale, as lender. The outstanding balance of the Mortgage Loan prior to the repayment on December 12, 2018 was $373 million (based on the December 12, 2018 applicable exchange rate).

The Company does not have any material relationship with the Purchasers other than through a $6 million (based on the December 12, 2018 applicable exchange rate) retained equity interest in Symbol Holdco C-T S.à r.l in the form of preferred equity certificates with a 7% yield and five year maturity. The Trianon Sale, the repayment of the Mortgage Loan and the $6 million preferred equity investment are referred to, collectively, as the “Transactions.”

The Company has included in Exhibit 99.1 hereto an unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 giving effect to the Transactions as if they were completed on September 30, 2018.

The Company has also filed in Exhibit 99.1 hereto an unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 giving effect to the Transactions as if they occurred on January 1, 2017, the beginning of the earliest period presented.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations of the Company had the Transactions been completed as of the beginning of the earliest period presented, nor indicative of future results of operations or future financial position of the Company. The unaudited pro forma condensed consolidated financial statements should be read in connection with the historical consolidated financial statements and notes thereto of the Company, included as Item 8 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and as Item 1 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

The unaudited pro forma condensed consolidated financial statements reflect management’s best estimates based on currently available information.

Item 9.01.	Financial Statements and Exhibits.
The following exhibits are furnished as part of this report:

(b)
Pro forma financial information. Pro forma financial information for the Company related to the Transactions referenced in Item 2.01 above is attached as Exhibit 99.1 and incorporated by reference herein.

(d)	Exhibit

Exhibit No.	Description
99.1	Unaudited Pro Forma Consolidated Financial Information for NorthStar Realty Europe Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Europe Corp. (Registrant)

Date: December 17, 2018	By:	/s/ Trevor K. Ross
Trevor K. Ross General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of NorthStar Realty Europe Corp.